EXHIBIT A-2 - FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE


U.S. _______________                        Dated:  _______________, 200_


     FOR VALUE RECEIVED, the undersigned, PAXAR CORPORATION, a New York corporation ("Paxar"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Second Amended and Restated Credit Agreement dated as of September __, 2002 among Paxar, the other Borrowers party thereto, the Lender and certain other lenders party thereto, and Fleet National Bank, as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 200_, the principal amount of U.S. _______________.

     Paxar promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

           Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

           Interest Payment Date:  _____ and  _____.

     Both principal and interest are payable in lawful money of the United States of America to Fleet National Bank for the account of the Lender at the office of Fleet National Bank, at _________________________ in same day funds.

     This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. The obligations of Paxar under this Promissory Note and the Credit Agreement are secured by collateral as provided therein.

     Paxar hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                            PAXAR CORPORATION


                            By
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                                     Title:








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